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                                                                    Exhibit 99.1

                                             PRESS RELEASE FOR IMMEDIATE RELEASE




(BW) (NEW-HORIZONS-WORLDWIDE) (NEWH) New Horizons Worldwide Inc. Acquires Its Hartford, Connecticut Franchise Location

     MORGANVILLE, N.J.--(BUSINESS WIRE)--Nov. 2, 1998--New Horizons Worldwide Inc. (Nasdaq:NEWH), the world's largest independent computer training company, today announced the acquisition of its franchise location in Hartford, Connecticut.

     "We are excited to add the Hartford location to our company-owned division," said Thomas J. Bresnan, president of New Horizons Worldwide Inc. "As evidenced in our third quarter earnings report, our strategy to selectively acquire well established franchise locations has been successful. Hartford's strong revenue and profit growth, achieved in a remarkably short three-year time frame, is a testament to the owners, William R., Karla, and William T. Daniels, their outstanding management team, and to the New Horizons business model."

     New Horizons Computer Learning Center of Hartford had revenues of $3.6 million in 1997 and is expected to have 1998 revenues in excess of $6 million. The location is a Microsoft Certified Technical Education Center, a Novell Authorized Education Center, and a Lotus Authorized Education Center. The retention of the local management team led by Daniels was a key element in structuring the transaction, Bresnan said.

     "When we started three years ago, we put in place a five year plan to build our business. Our success with New Horizons has far exceeded our original expectations," said Bill Daniels, owner and general manager of the Hartford location. "The opportunity to enjoy the financial benefits of having run a successful business, combined with the opportunity to continue building a management team to support this location was extremely compelling. Our decision was based on our tremendous confidence in the ongoing success of New Horizons Worldwide."

     New Horizons Worldwide Inc. will be purchasing the assets of the location for consideration including approximately $3.2 million in cash and 48,000 shares of New Horizons stock. Based upon the October 30th 1998 closing price on NASDAQ of $18.50, the transaction is valued at approximately $4.1 million. The selling shareholders will also receive additional consideration, in cash and stock, if certain future performance targets are achieved. New Horizons Worldwide Inc. anticipates the acquisition to be accretive to earnings per share.

About New Horizons Worldwide Inc.

     Founded in 1982, New Horizons Worldwide Inc. is both an operator and franchisor of computer training centers. New Horizons provides instructor-led and technology-based training, accompanied by the most complete post-training support in the industry. New Horizons is the world's leading independent provider of computer training, offering more than 300 desktop applications and 200 technical certification courses in day, evening, and weekend classes with 1,500 instructors training 167,000 people a month in 28 countries.

       800 Third Avenue, Suite 1701, New York, NY 10022 TEL (212) 838-3777
                               FAX (212) 838-4568
                       New York * San Francisco * Israel


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     At the end of the third quarter of 1998, New Horizons was composed of 192 franchised and 10 company-owned training centers. In 1997, New Horizons had system-wide training revenues of $267 million. For more information, or to find the center nearest you, visit the Horizons Web site at www.newhorizons.com or call 1-800-PC-LEARN.

     This press release contains forward-looking statements based upon current expectations which are covered under the "safe harbor" provision within the Private Securities Litigation Reform Act of 1995. Actual results and events related to the acquisition may differ from those anticipated as a result of risks and uncertainties which include, but are not limited to, New Horizon's ability to effectively integrate the acquired businesses, overall economic, market and industry conditions, and the risks described from time to time in New Horizons' reports as filed with the Securities and Exchange Commission.

All brand names, product names, company names and trademarks are properties of their respective owners.

         CONTACT:  Robert S. McMillan
                   Chief Financial Officer
                   Mew Horizons Worldwide Inc.
                   (714) 438-9473
                   bob.mcmillan@newhorizons.com
                   or
                   Robert Meloche
                   Public Relations Manager
                   New Horizons Computer Learning Centers
                   (714) 431-9249
                   rob.meloche@newhorizons.com